Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 21, 2025, relating to the consolidated financial statements of Regional Management Corp. and subsidiaries and the effectiveness of Regional Management Corp. and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of Regional Management Corp. for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

February 21, 2025